Exhibit 23.1

WELD ASIA ASSOCIATES

(A PCAOB Registered Firm)

13-8, The Boulevard Office, Mid Valley City,

Lingkaran Syed Putra, 59200 Kuala Lumpur,

Malaysia

Tel : (603) 2284 5126 Fax : 2284 7126

E: info@weldasia.com

W: www.weldasia.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

CGN NANOTECH INC.

(A Development Stage Entity)

We consent to the inclusion in the Registration Statement on Form S-1 (File No.                        ) of our report dated March 2, 2015, relating to our audit of the balance sheet of CGN Nanotech, Inc. as of December 31, 2014, and the related statement of operations, stockholders' equity, and cash flows as of December 31, 2014.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Weld Asia Associates

________________________

WELD ASIA ASSOCIATES

Kuala Lumpur, Malaysia

March 2, 2015